FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 20, 2011	Brendan J. McGill
Executive Vice President COO/CFO
215-256-8828
Harleysville Savings Financial Corporation Announces Regular Cash Dividend and Third Quarter Earnings for Fiscal Year 2011
Harleysville, PA., July 20, 2011 — Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.19 per share. The cash dividend will be payable on August 24, 2011 to stockholders of record on August 10, 2011.
Net income for the third quarter was $1,988,000 or $.53 per diluted share compared to $1,314,000 or $.36 per diluted share for the same quarter last year. There was a onetime Bank Owned Life Insurance (“BOLI”) net benefit of $927,000 or $.24 per diluted share in the current quarter.
Net income for the nine months ended June 30, 2011 amounted to $4,298,000 or $1.16 per diluted share compared to $3,688,000 or $1.01 per diluted share for the same nine-month period a year ago.

Ron Geib, President and Chief Executive Officer of the Company, stated, “While our results for the quarter benefited from the BOLI income, we are pleased with the improvement in the financial strength of the bank. Our credit quality has remained strong, we continue to increase the number of relationships with customers wanting to establish their checking and savings accounts with a locally owned and managed community bank, and we are beginning to see the improvement in our interest rate spread. We anticipate our interest rate spread to continue improving as high cost liabilities reprice over the coming quarters and we continue to grow our small business lending relationships.
We continue to experience positive results through the preservation of our fundamental operating principles of maintaining prudent underwriting standards, investing in high credit quality assets, controlling our operating expenses, and practicing sound capital management.”
The Company’s assets totaled $857.6 million compared to $867.1 million a year ago. Stockholders’ tangible book value increased 5.53% to $15.09 per share from $14.30 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA, Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of June 30, 2011

	Year-To-Date
	Nine Months Ended:		Three Months Ended:
(Dollars in thousands except per share data)	June 30,	June 30,	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
(Unaudited)	2011	2010	2011	2011	2010	2010	2010
Selected Consolidated Earnings Data
Total interest income	$28,215	$30,151	$9,494	$9,291	$9,430	$9,867	$9,951

Total interest expense	14,475	16,584	4,736	4,764	4,975	5,163	5,290

Net Interest Income	13,740	13,567	4,758	4,527	4,455	4,704	4,661

Provision for loan losses	490	450	165	175	150	150	150

Net Interest Income after Provision for Loan Losses	13,250	13,117	4,593	4,352	4,305	4,554	4,511

Bank owned life insurance	1,407	365	1,163	121	123	147	122
Other income	1,045	1,103	356	311	378	372	386

Total other expenses	9,886	9,505	3,385	3,340	3,161	3,197	3,205

Income before income taxes	5,816	5,080	2,727	1,444	1,645	1,876	1,814
Income tax expense	1,518	1,392	739	350	429	556	500

Net Income	$4,298	$3,688	$1,988	$1,094	$1,216	$1,320	$1,314

Per Common Share Data
Basic earnings	$1.16	$1.01	$0.53	$0.29	$0.33	$0.36	$0.36
Diluted earnings	$1.15	$1.01	$0.53	$0.29	$0.33	$0.35	$0.36
Dividends	$0.57	$0.57	$0.19	$0.19	$0.19	$0.19	$0.19
Tangible book value	$15.09	$14.30	$15.09	$14.74	$14.63	$14.47	$14.30
Shares outstanding	3,747,920	3,670,083	3,747,920	3,731,574	3,704,940	3,687,409	3,670,083
Average shares outstanding — basic	3,717,906	3,651,495	3,737,439	3,723,236	3,693,373	3,678,492	3,667,319
Average shares outstanding — diluted	3,752,059	3,671,977	3,771,917	3,758,260	3,731,203	3,722,324	3,700,510

	Year-To-Date
	Nine Months Ended:		Three Months Ended:
(Dollars in thousands except per share data)	June 30,	June 30,	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
(Unaudited)	2011	2010	2011	2011	2010	2010	2010
Other Selected Consolidated Data
Return on average assets	0.67%	0.58%	0.93%	0.51%	0.57%	0.61%	0.61%
Return on average equity	10.46%	9.62%	14.26%	8.03%	9.08%	10.01%	10.12%
Net interest rate spread	2.03%	2.03%	2.11%	2.01%	1.98%	2.07%	2.07%
Net yield on interest earning assets	2.20%	2.20%	2.28%	2.17%	2.14%	2.24%	2.24%
Operating expenses to average assets	1.54%	1.50%	1.58%	1.56%	1.48%	1.48%	1.50%
Efficiency ratio	61.69%	63.23%	53.93%	67.36%	63.78%	61.22%	62.00%
Ratio of non-performing loans to total assets at end of period	0.38%	0.28%	0.38%	0.42%	0.39%	0.30%	0.28%
Loan loss reserve to total loans, net	0.51%	0.47%	0.51%	0.55%	0.51%	0.48%	0.47%
Stockholders’ equity to assets	6.59%	6.05%	6.59%	6.42%	6.33%	6.22%	6.05%

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
Selected Consolidated Financial Data	2011	2011	2010	2010	2010
Total assets	$857,579	$856,478	$856,681	$857,140	$867,109
Consumer Loans receivable — net	418,551	415,534	418,736	429,462	439,419
Commercial Loans	90,916	85,646	86,051	80,631	76,389
Loan loss reserve	2,652	2,795	2,639	2,504	2,437
Cash & investment securities	150,978	161,878	176,274	166,063	157,904
Mortgage-backed securities	150,669	144,686	127,188	131,628	144,211
FHLB stock	13,800	14,526	15,291	16,096	16,096
Checking accounts	89,629	81,698	80,426	70,912	74,029
Savings accounts	137,474	138,228	134,671	139,818	136,114
Certificate of deposit accounts	303,999	311,346	316,550	317,370	312,627
Total Deposits	531,102	531,272	531,647	528,100	522,770
Advances	261,900	263,632	265,347	272,047	283,730
Total stockholders’ equity	56,551	55,009	54,205	53,351	52,488